EXHIBIT 99.1

Contact:

Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Announces 2004 Financial Results

Menlo Park, California, March 31, 2005 – Conor Medsystems, Inc. (Nasdaq: CONR) today reported a net loss of $25.9 million for the year ended December 31, 2004 as compared to a net loss of $11.0 million for the year ended December 31, 2003. The net loss attributable to common stockholders was $52.4 million, or $10.87 per share, in 2004 compared to $12.4 million, or $3.72 per share, in 2003. Included in the net loss attributable to common stockholders in 2004 was a $23.4 million deemed dividend related to the issuance of redeemable convertible preferred stock in the third quarter of 2004 and accretion to redemption value of cumulative dividends earned on Conor’s redeemable convertible preferred stock of $3.1 million and $1.5 million in 2004 and 2003, respectively. Upon the closing of Conor’s initial public offering in December 2004, all shares of redeemable convertible preferred stock were converted into common stock.

Conor completed its initial public offering of 6,000,000 shares of common stock during the fourth quarter of 2004. Net proceeds of the initial public offering (excluding the net proceeds from the underwriters’ exercise of their over-allotment option in January 2005) were approximately $70.3 million, after deducting underwriting discounts, commissions and offering expenses. As of December 31, 2004, Conor had approximately 32 million shares of common stock outstanding. Conor had cash and cash equivalents of $117.7 million as of December 31, 2004.

Research and development expenses increased to $18.8 million in 2004 from $9.2 million in 2003, primarily due to higher payroll expenses associated with an increased number of research and development personnel, expenditures for Conor’s clinical trials and non-cash stock-based compensation expenses. General and administrative expenses increased to $7.6 million in 2004 from $1.8 million in 2003, primarily due to higher payroll and non-cash stock-based compensation expenses.

Conference Call and Webcast Information

Frank Litvack, M.D., Chairman and Chief Executive Officer, and Michael Boennighausen, Chief Financial Officer, will host a conference call at 1:00 PM Eastern Time today to discuss Conor’s financial results, clinical trial developments, product development updates, litigation currently affecting Conor and other business matters.

To access the live audio broadcast or the subsequent archived recording, visit the events calendar section of Conor’s website located at www.conormed.com. Please log on to Conor’s website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. A replay of the web cast will remain at this location until April 15, 2005.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is 800-259-0251 in the U.S., 617-614-3671 outside the U.S., and the participant passcode is 51151341.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

Conor Medsystems, Inc.

(a development stage company)

(unaudited)

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year ended Dec. 31, 2004	Year ended Dec. 31, 2003	Period from Inception (October 25, 1999) Through December 31, 2004
Contract revenue	$—	$—	$67
Operating expenses:
Research and development (1)	18,781	9,193	33,453
General and administrative (1)	7,607	1,848	11,629

Total operating expense	26,388	11,041	45,082

Loss from operations	(26,388)	(11,041)	(45,015)

Interest and other income	538	72	688
Interest expense	(19)	—	(184)

Net loss	(25,869)	(10,969)	(44,511)

Accretion to redemption value of redeemable convertible preferred stock	(3,125)	(1,480)	(5,039)

Deemed dividend upon issuance of Series E convertible preferred stock	(23,435)	—	(23,435)

Net loss attributable to common stockholders	$(52,429)	$(12,449)	$(72,985)

Basic and diluted net loss per share attributable to common stockholders	$(10.87)	$(3.72)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	4,823	3,345

(1) Includes non-cash stock-based compensation expense as follows:
Research and development	$2,500	$104	$2,604
General and administration	3,855	70	3,925

Total	$6,355	$174	$6,529

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	Dec. 31, 2004	Dec. 31, 2003
Cash and cash equivalents	117,676	22,389
Working capital	114,521	20,398
Total assets	120,889	23,374

Long-term liabilities	251	25
Redeemable convertible preferred stock	—	40,934
Deficit accumulated during the development stage	(44,511)	(18,642)
Total stockholders’ equity (deficit)	116,391	(19,692)

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